Exhibit 99.1

FOR IMMEDIATE RELEASE

Stacy Roughan

Director, Investor Relations

IHOP Corp.

818-637-3632

IHOP CORP. REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

Company Raises its 2006 EPS Guidance

GLENDALE, Calif., October 25, 2006 —  IHOP Corp. (NYSE: IHP) today announced financial results for its third quarter and nine months ended September 30, 2006, as well as raised its fiscal 2006 earnings guidance to $2.35 to 2.40 per diluted share, including stock based compensation expense of $2.5 to $3.5 million.

Financial performance highlights for the third quarter and the first nine months of 2006 included:

•                  EPS for the third quarter 2006 of $0.62, including stock based compensation expense, was flat versus the same quarter last year.  EPS for the third quarter 2006, excluding stock based compensation expense of $1.0 million, was $0.66, a 6.5% increase compared to prior year.

•                  Through the first nine months of fiscal 2006, EPS of $1.86, including stock based compensation expense, increased 8.8% versus the same period last year.  EPS for the first nine months of fiscal 2006 increased 14.0% to $1.96, excluding stock based compensation expense of $2.9 million.

•                  Cash Flow from Operating Activities for the first nine months of fiscal 2006 increased 18.6% to $53.9 million.  Additionally, $13.1 million of cash was provided by the collection of the Company’s long-term receivables for the first nine months of fiscal 2006.

•                  Share repurchases for the third quarter 2006 amounted to approximately 279,000 shares of IHOP stock, totaling $13.1 million.  Share repurchases for the first nine months of fiscal 2006 amounted to approximately 889,000 shares of IHOP stock, totaling $42.7 million.

•                  Same-store sales growth of 1.3% for the third quarter 2006 was entirely driven by increases in guest traffic, which offset a slight decrease in guest check average.

•                  System-wide restaurants grew 4.9% year-over-year to a total of 1,278 IHOPs.  Fifteen new restaurants were developed and opened by IHOP franchisees and its area licensee during the quarter.

Julia A. Stewart, IHOP’s Chairman and Chief Executive Officer, said, “We are pleased with our third quarter and year-to-date performance for 2006.  We continue to drive organic growth throughout the IHOP system with our 15th consecutive quarter of positive same-store sales results and remain on target to meet our unit growth expectations for the year.  While we are able to deliver solid results by focusing on driving top line growth, we also produced operating leverage through expense control and utilized our capital in ways that create value for our shareholders through share repurchase and dividend payments.  Our improved earnings outlook for 2006 reflects the attractiveness of our franchise business model and the benefits of this successful financial formula.”

Third Quarter and Nine Month 2006 Performance

IHOP reported a decrease of 5.4% in net income to $11.3 million, and diluted net income per share of $0.62 for the third quarter 2006, which was essentially flat compared to prior year.  Excluding pre-tax stock based compensation expense of $1.0 million, net income decreased 0.4% to $12.0 million, and diluted net income per share increased 6.5% to $0.66.  The increases in diluted net income per share resulted primarily from a 6.6% reduction in diluted average weighted shares outstanding due to ongoing share repurchases by the Company.

For the nine months ended September 30, 2006, IHOP reported an increase of 0.7% in net income to $34.2 million, and an increase of 8.8% in diluted net income per share to $1.86.  Excluding pre-tax stock based compensation expense of $2.9 million, net income increased 5.6% to $36.0 million, and diluted net income per share increased 14.0% to $1.96.  The increases in net income and diluted net income per share resulted primarily from a 10.3% increase in Franchise Operations segment profit due to higher same-store sales performance for the first nine months of fiscal 2006.  This effectively leveraged against modest expense growth in this segment.  Additionally, a 7.4% reduction in diluted weighted average shares outstanding contributed to IHOP’s per share earnings performance for the nine months of fiscal 2006. This was due to ongoing share repurchases by the Company.

Cash Flow from Operating Activities increased for the nine months ended September 30, 2006 to $53.9 million compared with $45.4 million for the same period in 2005.  This increase resulted primarily from steps taken to accelerate the depreciation of certain fixed assets for tax purposes as the result of the Company’s recently completed cost segregation study.  Principal receipts from notes and equipment contracts receivable, which are an additional source of cash generation for the Company, amounted to $13.1 million for the nine months ended September 30, 2006.  Capital expenditures increased to $7.4 million for the first nine months of fiscal 2006 versus $3.5 million for the same period in 2005.  The increase in capital expenditures primarily reflects the cost of restaurant development in IHOP’s Company market in Cincinnati, Ohio.

For the third quarter 2006, system-wide same-store sales increased 1.3% due to increased guest traffic, which offset a slightly decreased guest check average.  IHOP believes its appealing limited-time offers and franchisees’ continued pricing moderation were primarily responsible for its positive traffic results for the quarter.  For the nine months ended September 30, 2006, system-wide same-store sales increased 3.1%, primarily as a result of increases in traffic.

2006 Guidance Update

IHOP raised its fiscal 2006 earnings performance expectations to range between $2.35 and $2.40 per diluted share including estimated stock based compensation expense ranging between $2.5 million and $3.5 million for the year.  This compares favorably to its previous earnings expectations of $2.25 to $2.35 per diluted share including stock based compensation expense.  The Company’s improved earnings outlook is primarily attributable to an overall reduction in previously planned G&A expenses for fiscal 2006, which is now expected to range between $63 million and $65 million including stock based compensation expense.  This compares favorably to its previously stated guidance of $65 million to $67 million including stock based compensation expense for fiscal 2006.

IHOP also raised its fiscal 2006 guidance for Cash Flows from Operating Activities to $60 million to $65 million, largely due to the net benefit associated with the Company’s previously announced cost segregation efforts resulting in the accelerated depreciation of certain fixed assets for tax purposes.  This compares favorably to its previous Cash Flows from Operating Activities guidance of $55 million to $60 million for fiscal 2006.  IHOP reiterated its principal receipts from notes and equipment contract receivable guidance, which is expected to be within the range of $18 million to $20 million.

IHOP reduced its Capital expenditures expectations for fiscal 2006 to range between $9 million and $11 million, which compares to its previously stated range of $12 million to $14 million.  This reduction reflects lower estimates associated with the build out of IHOP’s Company market in Cincinnati, Ohio.

Investor Conference Call Today

IHOP will host an investor conference call to discuss its third quarter 2006 results today, Wednesday, October 25, 2006 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).  To participate on the call, please dial 888-396-2384 and reference pass code 87528595.    A live webcast of the call will be available on IHOP’s Web site at www.ihop.com, and may be accessed by visiting Conference Calls & Presentations under the site’s Investor Information section.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.   A telephonic replay of the call may be accessed through November 1, 2006 by dialing 888-286-8010 and referencing pass code 42752292.  An online archive of the webcast will also be available on the Investor Information section of IHOP’s Web site.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years.  Offering 14 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California based IHOP Corp.  As of September 30, 2006, the end of IHOP’s third quarter, there were 1,278 IHOP restaurants in 49 states and Canada.  IHOP Corp. common stock is listed and traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Web site located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; the ability of the Company to franchise its remaining Company-operated restaurants; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

References to Non-GAAP Financial Measures

This news release includes references to the non-GAAP financial measure “net income excluding stock based compensation expense.”  The Company defines “net income excluding stock based compensation expense” for a given period as net income for such period, less any stock based compensation expense incurred in such period.  Management believes net income excluding stock based compensation expense and basic and diluted net income per share excluding stock based compensation expense is useful because it provides a more accurate period to period comparison.  Net income excluding stock based compensation expense for any given period may be affected by a variety of factors, including but not limited to, changes in assets and liabilities and the timing of purchases and payments.  Net income excluding stock based compensation expense is a supplemental non-GAAP financial measure and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

[Financial Tables to Follow]

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues
Franchise revenues	$45,961	$43,292	$133,706	$124,076
Rental income	33,428	33,239	99,032	99,083
Company restaurant sales	3,492	3,574	9,649	11,366
Financing revenues	5,156	11,197	19,241	25,508
Total revenues	88,037	91,302	261,628	260,033
Costs and Expenses
Franchise expenses	21,520	20,720	61,244	58,371
Rental expenses	24,371	24,633	73,526	73,649
Company restaurant expenses	4,054	3,559	10,941	12,153
Financing expenses	2,092	7,532	9,961	13,676
General and administrative expenses	16,230	14,881	46,508	42,958
Other expense, net	1,567	844	3,718	4,430
Total costs and expenses	69,834	72,169	205,898	205,237
Income before income taxes	18,203	19,133	55,730	54,796
Provision for income taxes	6,880	7,161	21,507	20,820
Net income	$11,323	$11,972	$34,223	$33,976

Net Income Per Share
Basic	$0.63	$0.62	$1.88	$1.73
Diluted	$0.62	$0.62	$1.86	$1.71

Weighted Average Shares Outstanding
Basic	17,921	19,224	18,168	19,660
Diluted	18,123	19,394	18,381	19,858

Dividends Declared Per Share	$0.25	$0.25	$0.75	$0.75

Dividends Paid Per Share	$0.25	$0.25	$0.75	$0.75

IHOP CORP. AND SUBSIDIARIES

RESTAURANT DATA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Restaurant Data
Effective restaurants (a)
Franchise	1,099	1,048	1,088	1,042
Company	8	7	7	8
Area license	156	151	155	150
Total	1,263	1,206	1,250	1,200

System-wide (b)
Sales percentage change (c)	6.2%	9.6%	7.8%	6.7%
Same-store sales percentage change (d)	1.3%	4.5%	3.1%	2.1%

Franchise (b)
Sales percentage change (c)	6.3%	10.5%	8.1%	7.6%
Same-store sales percentage change (d)	1.3%	4.5%	3.1%	2.1%

Company
Sales percentage change (c)	(2.3)%	(52.4)%	(15.1)%	(56.9)%

Area License (b)
Sales percentage change (c)	5.5%	12.4%	6.7%	11.3%

(a)                                  “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP system, which includes IHOP restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)                                System-wide sales are retail sales at IHOP restaurants operated by franchisees, area licensees and the Company, as reported to the Company.  Franchise restaurant sales were $489.3 million and $1,438.9 million for the third quarter and first nine months ended September 30, 2006, respectively, and sales at area license restaurants were $49.7 million and $153.3 million for the third quarter and first nine months ended September 30, 2006, respectively.  Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company.

(c)                                  “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)                                 “Same-store sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the prior fiscal period, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants open throughout both fiscal periods being compared will be different from period to period.  Same-store sales percentage change does not include data on restaurants located in Florida.

IHOP CORP. AND SUBSIDIARIES

RESTAURANT DEVELOPMENT AND FRANCHISING ACTIVITY

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Restaurant Development Activity
Beginning of period	1,264	1,207	1,242	1,186
New openings
Company-developed	2	—	3	2
Franchisee-developed	12	12	35	34
Area license	3	1	6	4
Total new openings	17	13	44	40
Closings
Company and franchise	(3)	(2)	(7)	(8)
Area license	—	—	(1)	—
End of period	1,278	1,218	1,278	1,218
Summary-end of period
Franchise	1,111	1,062	1,111	1,062
Company	9	4	9	4
Area license	158	152	158	152
Total	1,278	1,218	1,278	1,218

Restaurant Franchising Activity
Company-developed	—	—	—	3
Franchisee-developed	12	12	35	34
Rehabilitated and refranchised	—	13	8	18
Total restaurants franchised	12	25	43	55
Reacquired by the Company	—	(6)	(7)	(14)
Closed	(3)	(2)	(7)	(7)
Net addition	9	17	29	34

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2006	December 31, 2005
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$26,410	$23,111
Receivables, net	41,363	43,690
Reacquired franchises and equipment held for sale, net	—	273
Inventories	359	537
Prepaid expenses	3,214	2,899
Total current assets	71,346	70,510
Long-term receivables	306,446	319,335
Property and equipment, net	312,194	317,959
Excess of costs over net assets acquired	10,767	10,767
Other assets	60,856	52,509
Total assets	$761,609	$771,080
Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$19,693	$19,564
Accounts payable	8,197	15,083
Accrued employee compensation and benefits	10,535	10,745
Other accrued expenses	11,824	9,030
Deferred income taxes	2,617	2,882
Capital lease obligations	4,855	4,491
Total current liabilities	57,721	61,795
Long-term debt, less current maturities	112,515	114,210
Deferred income taxes	69,037	61,414
Capital lease obligations	170,906	172,681
Other liabilities	73,622	67,134
Commitments and contingencies
Stockholders’ equity
Preferred stock, $1 par value, 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value, 40,000,000 shares authorized; September 30, 2006: 22,712,655 shares issued and 17,768,196 shares outstanding; December 31, 2005: 22,464,760 shares issued and 18,409,587 shares outstanding	226	225
Additional paid-in capital	126,227	120,922
Retained earnings	353,102	332,560
Deferred compensation	—	(747)
Accumulated other comprehensive loss	(143)	(205)
Treasury stock, at cost (4,944,459 shares and 4,055,173 shares at September 30, 2006 and December 31, 2005, respectively)	(201,604)	(158,909)
Total stockholders’ equity	277,808	293,846
Total liabilities and stockholders’ equity	$761,609	$771,080

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities
Net income	$34,223	$33,976
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	15,042	14,759
Impairment and closure charges	43	885
Deferred income taxes	7,358	(2,170)
Stock-based compensation expense	2,902	201
Excess tax benefit from stock-based compensation	(594)	—
Tax benefit from stock options exercised	—	837
Changes in operating assets and liabilities
Receivables	2,020	1,855
Inventories	178	(711)
Prepaid expenses	(315)	975
Accounts payable	(6,886)	(3,433)
Accrued employee compensation and benefits	(210)	(1,153)
Other accrued expenses	2,794	943
Other	(2,677)	(1,531)
Cash flows provided by operating activities	53,878	45,433
Cash flows from investing activities
Additions to property and equipment	(7,373)	(3,476)
Additions to long-term receivables	255	(305)
Purchase and redemption of marketable securities, net	—	2,033
Proceeds from sale of land and building	—	890
Principal receipts from notes and equipment contracts receivable	13,129	14,387
Additions to reacquired franchises and equipment held for sale	(581)	(1,871)
Property insurance proceeds	2,034	—
Cash flows provided by investing activities	7,464	11,658
Cash flows from financing activities
Repayment of long-term debt	(1,566)	(1,453)
Principal payments on capital lease obligations	(3,252)	(2,890)
Dividends paid	(13,681)	(14,862)
Purchase of treasury stock	(42,695)	(56,417)
Proceeds from stock options exercised	2,557	2,584
Excess tax benefit from stock-based compensation	594	—
Cash flows used in financing activities	(58,043)	(73,038)
Net change in cash and cash equivalents	3,299	(15,947)
Cash and cash equivalents at beginning of period	23,111	44,031
Cash and cash equivalents at end of period	$26,410	$28,084

IHOP CORP. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income to net income excluding impact of stock based compensation expense:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Net income, as reported	$11,323	$11,972	$34,223	$33,976
Stock option expense	467	—	1,516	—
Restricted stock	576	86	1,386	201
Income tax benefit	(394)	(32)	(1,120)	(76)
Net income excluding stock based compensation expense	$11,972	$12,026	$36,005	$34,101

Basic net income per share:
Net income, as reported per share	$0.63	$0.62	$1.88	$1.73
Stock option expense per share	0.03	—	0.08	—
Restricted stock per share	0.03	0.01	0.08	—
Income tax benefit per share	(0.02)	—	(0.06)	—
Net income excluding stock based compensation expense per share	$0.67	$0.63	$1.98	$1.73

Diluted net income per share:
Net income, as reported per share	$0.62	$0.62	$1.86	$1.71
Stock option expense per share	0.03	—	0.08	—
Restricted stock per share	0.03	—	0.08	0.01
Income tax benefit per share	(0.02)	—	(0.06)	—
Net income excluding stock based compensation expense per share	$0.66	$0.62	$1.96	$1.72